Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KOOSHAREM CORPORATION,

RT ACQUISITION CORP.

AND

REMEDYTEMP, INC.

DATED AS OF May 10, 2006

The schedules to this Agreement have been omitted in accordance with 17 CFR §229.601(b)(2). The registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon its request.

LIST OF COMPANY DISCLOSURE SCHEDULES

SECTION 3.2	CAPITALIZATION
SECTION 3.3	SUBSIDIARIES
SECTION 3.5(a)	NO CONFLICT; REQUIRED FILINGS AND CONSENTS
SECTION 3.6(c)	LIABILITIES AND OBLIGATIONS
SECTION 3.7(b)	ABSENCE OF CERTAIN CHANGES OR EVENTS
SECTION 3.8(g)	FRANCHISES - CERTAIN ADDITIONAL MATTERS
SECTION 3.8(h)	NO BROKERS
SECTION 3.9	LITIGATION
SECTION 3.10	EMPLOYEE BENEFIT PLANS
SECTION 3.12	CONDUCT OF BUSINESS; PERMITS; COMPLIANCE WITH LAWS
SECTION 3.13	TAXES
SECTION 3.15(a)	LEASED REAL PROPERTY
SECTION 3.16(a)	REGISTERED INTELLECTUAL PROPERTY
SECTION 3.16(b)	LIENS AND ENCUMBRANCES ON INTELLECTUAL PROPERTY
SECTION 3.17	MATERIAL CONTRACTS
SECTION 3.19(c)	EMPLOYEE MANUALS, HANDBOOKS, AND POLICIES
SECTION 3.19(d)	EMPLOYMENT RELATED AGREEMENTS
SECTION 3.19(e)	CHANGE OF CONTROL RELATED AGREEMENTS
SECTION 3.19(f)	NON-COMPLIANCE WITH EMPLOYMENT RELATED AGREEMENTS
SECTION 3.19(g)	NON-COMPLIANCE WITH EMPLOYMENT RELATED LAWS
SECTION 3.19(h)	WRITTEN NOTICE OF COMPLAINT
SECTION 4.1(g)	EMPLOYEE PAYMENTS
SECTION 4.1(h)	INDEBTEDNESS
SECTION 4.1(k)	SETTLEMENT OR COMPROMISE
SECTION 4.1(o)	CAPITAL EXPENDITURES
SECTION 5.10(b)	CONTINUATION OF EMPLOYEE BENEFITS

LIST OF PARENT DISCLOSURE SCHEDULES

SECTION 2.3	NO CONFLICT; REQUIRED FILINGS AND CONSENTS

INDEX OF DEFINED TERMS

Page

1996 Stock Incentive Plan	13
2006 Bonus Plan	42
Acquiring Person	32
affiliate	6
Affiliate Transaction	31
Agreement	1
California Merger Agreement	2
Cause	42
Certificates	5
CGCL	1
Class A Common Stock	3
Class B Common Stock	3
Cleanup	51
Closing	7
Closing Date	8
Code	7
Commitment Letter(s)	10
Company	1
Company 2005 Form 10-K	16
Company Acquisition	51
Company Acquisition Proposal	51
Company Board	1
Company Common Stock	3
Company Disclosure Schedule	12
Company Material Contracts	27
Company Preferred Stock	13
Company SEC Reports	15
Company Shareholder Approval	32
Company Shareholders’ Meeting	10
Company Superior Proposal	36
Confidentiality Agreement	52
control	6
Copyrights	25
Credit Agreement	55
Dissenting Shares	4
DOJ	40
Effect	12
Effective Time	2
Employee Plans	19
Environmental Claim	52
Environmental Laws	53
ERISA	19
ERISA Affiliate	19
ESPP	44
Exchange Act	9
Exchange Agent	5
Exchange Fund	5
Financing	10
Financing Sources	38
Franchise	53
Franchisees	53
Franchising Contract	53
FTC	40
FTC Rule	17
GAAP	54
Governmental Entity	11
Hazardous Materials	54
HSR Act	9
Indemnified Parties	40
Insurance Policies	28
Intellectual Property Rights	25
IRS	22
Leased Real Property	54
Licensed Franchise	54
Lien	9
Material Adverse Effect	12
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Common Stock	3
Merger Sub Representatives	38
Non-Employee Director Plan	13
Non-Solicitation Agreement	31
Option Plans	7
Options	7
Parent	1
Parent Disclosure Schedule	8
Participant	42
Patents	25
Permits	21
Permitted Liens	55
Person	55

v

Proxy Statement	10
Real Property	55
Real Property Leases	55
Regulatory Laws	9
Release	56
Required Approvals	39
Restricted Stock	13
Rights	13
Rights Agent	56
Rights Agreement	13
Sarbanes-Oxley	16
SEC	56
SEC Reports	15
Securities Act	9
Series A Preferred Stock	13
Software	26
Solvent	11
Subsidiary	14
Surviving Corporation	2
Takeover Statute	31
Tax Return	57
Taxes	57
Termination Date	47
Territorial Rights	18
Trademarks	25
Traditional Franchise	57
Treasury Regulations	57
UFOC	17
Voting Agreement	1
Voting Group	1
WARN Act	30

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 10, 2006 (this “Agreement”), by and among KOOSHAREM CORPORATION, a California corporation (“Parent”), RT ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and REMEDYTEMP, Inc., a California corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and shareholders that Parent and the Company consummate the business combination and other transactions provided for herein; and

WHEREAS, the respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the General Corporation Law of the State of California (the “CGCL”), this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), all in accordance with the CGCL and upon the terms and subject to the conditions set forth herein; and

WHEREAS, as a condition for Parent and Merger Sub to enter into this Agreement, the shareholders of the Company listed on Schedule 1.01 hereto (collectively, the “Voting Group”) have each entered into a voting agreement, dated as of the date hereof, with Parent and Merger Sub (the “Voting Agreement”), which agreements provide, among other things, that, subject to the terms and conditions thereof, the members of the Voting Group party thereto will vote their shares of Company Common Stock (as defined below) in favor of the Merger and the approval and adoption of this Agreement and against certain competing transactions; and

WHEREAS, the Board of Directors of the Company (the “Company Board”) has resolved to recommend to its shareholders the approval and adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein; and

WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved and adopted this Agreement and approved the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, terms used but not defined herein shall have the meanings set forth in Section 8.4, unless otherwise noted.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1.        The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the CGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

SECTION 1.2.        Effective Time. As promptly as practicable, and in any event within two business days after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (the “California Merger Agreement”), consistent with this Agreement and in form and substance satisfactory to the parties hereto, together with accompanying officers’ certificates, with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, the CGCL (the time of such filing, or such later time as shall be specified therein, being the “Effective Time”).

SECTION 1.3.        Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4.        Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 1.5.        Articles of Incorporation; By-Laws; Directors and Officers.

(a)           Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Amended and Restated Articles of Incorporation of the Company shall be amended and restated to read in their entirety substantially as set forth in Exhibit A attached hereto, and, as so amended and restated shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with CGCL and as provided in such Articles of Incorporation.

(b)           Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Amended and Restated By-Laws of the Company shall be amended and restated to read in their entirety substantially as set forth in Exhibit B attached hereto, and, as so amended and restated shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with CGCL and as provided in such By-Laws.

(c)           Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Articles of Incorporation and By-Laws, or as otherwise provided by applicable law. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and Merger Sub shall cause the directors of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Surviving Corporation’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective Articles of Incorporation and By-Laws or equivalent organizational documents of each such Subsidiary.

SECTION 1.6.        Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) or any shares of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”), or any shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a)           Company Common Stock. Subject to Section 1.6(e) hereof, each share of Company Common Stock (together with the associated Rights under the Shareholder Rights Agreement) that is issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.6(c) and Dissenting Shares) shall be converted into the right to receive from the Surviving Corporation, and become exchangeable for, an amount in cash equal to $17.00 per share of Company Common Stock (as such amount may be adjusted pursuant to Section 1.6(e)), without interest (the “Merger Consideration”). As of the Effective Time, all shares of Company Common Stock upon which the Merger Consideration is payable pursuant to this Section 1.6(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b)           Merger Sub Common Stock. Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent.

(c)           Cancellation of Treasury Stock and Parent and Merger Sub-Owned Company Common Stock. All shares of Company Common Stock that are owned by the Company or any direct or indirect Subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub or held in the treasury of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(d)           Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has validly demanded payment of the fair value for such holder’s shares as determined in accordance with Chapter 13 of the CGCL (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (but instead shall be only entitled to such rights as are provided by the CGCL with respect to such Dissenting Shares), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right under the CGCL. If any such holder of Company Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, each Dissenting Share held by such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive, and become exchangeable for, the Merger Consideration in accordance with Section 1.6(a). Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of shares of Company Common Stock and of attempted withdrawals of such notice and any other instruments provided pursuant to applicable law, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent and Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands or approve any withdrawal of any such demands.

(e)           Adjustments. If, at any time during the period between the date of this Agreement and the Effective Time, a change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, the Merger Consideration shall be adjusted appropriately.

SECTION 1.7.        Exchange of Certificates.

(a)           Exchange Agent. At the Effective Time, the Surviving Corporation shall deposit with a bank or trust company designated by Parent (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock that have been converted into the right to receive, and become exchangeable for, the Merger Consideration pursuant to Section 1.6(a), for exchange in accordance with this Article I through the Exchange Agent, an amount equal to the aggregate Merger Consideration (such consideration being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedure for Certificates. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a):  (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify); and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.6(a), and the Certificate so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of such Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.7(b), each Certificate (other than a Certificate representing shares of Company Common Stock cancelled in accordance with Section 1.6(c) and other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.6(a). No interest will be paid or will accrue on the consideration payable upon the surrender of any Certificate.

(c)           No Further Ownership Rights in Company Common Stock. All consideration paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to any obligation of the Surviving Corporation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made with respect to shares of Company Common Stock which remain unpaid or unsatisfied at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, except as otherwise provided by applicable law.

(d)           Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to the Surviving Corporation and any holders of the Certificates who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for the Merger Consideration and, if applicable, any unpaid dividends or other distributions which such holder may be due on Company Common Stock, under applicable law. All rights of any former holder of Company Common Stock to receive the Merger Consideration hereunder shall, to the extent such Merger Consideration remains unclaimed, terminate on the date that is three months prior to the date on which such unclaimed Merger Consideration would otherwise become payable to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)           No Liability. None of the Company, Merger Sub, Parent, the Surviving Corporation or the Exchange Agent, or any of their respective employees, officers, directors, stockholders, agents or affiliates, shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i)            For purposes of this Agreement, “affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

(ii)           For purposes of this Agreement, “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract, credit arrangement or otherwise.

(f)            Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(g)           Withholding Rights. The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

(h)           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement in respect of the shares of Company Common Stock represented by such Certificate.

SECTION 1.8.        Stock Plans.

(a)           Prior to the Effective Time, the Company shall take all actions necessary to provide that, at the Effective Time, each then outstanding option to purchase shares of Company Common Stock (the “Options”) granted under any of the Company’s stock option plans listed in Section 3.2 of the Company Disclosure Schedule, each as amended (collectively, the “Option Plans”), or granted other than pursuant to such Option Plans, whether or not then exercisable or vested, shall be cancelled in exchange for the right to receive from Merger Sub or the Surviving Corporation an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Option (such payment to be net of applicable withholding Taxes).

(b)           Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Company shall cause the Option Plans to terminate as of the Effective Time and cause the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company or any of its Subsidiaries to terminate and have no further force or effect as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no holder of Options or any participant in the Option Plans or anyone other than Parent shall hold or have any right to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

SECTION 1.9.        Time and Place of Closing. Unless otherwise mutually agreed upon in writing by Parent and the Company, the closing of the Merger (the “Closing”)

will be held at the offices of  Stradling Yocca Carlson & Rauth, 302 Olive Street, Santa Barbara, California, at 10:00 a.m., local time, on the first business day following the date that all of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or, to the extent permitted by applicable law, waived by the party or parties permitted to do so (such date being referred to hereinafter as the “Closing Date”). The Merger and the other transactions contemplated hereby shall be deemed to have become effective at 12:01 a.m. on the Closing Date.

SECTION 1.10.      Associated Rights. References in Article I of this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated Rights.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF MERGER SUB AND PARENT

Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company at or prior to the execution and delivery of this Agreement, after giving effect to Section 8.15 (the “Parent Disclosure Schedule”), each of Merger Sub and Parent hereby represents and warrants to the Company as follows:

SECTION 2.1.        Organization. Each of Merger Sub and Parent is a corporation validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business in all material respects as it is now being conducted. Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to prevent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

SECTION 2.2.        Authority. Each of Merger Sub and Parent has the requisite corporate power and authority to enter into this Agreement and the Voting Agreement, as applicable, and carry out their respective obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Merger Sub and Parent and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby and by the Voting Agreement have been duly authorized by all necessary corporate action on the part of each of Merger Sub and Parent and no other corporate proceeding is necessary for the execution and delivery of this Agreement by either Merger Sub or Parent, the performance by each of Merger Sub and Parent of their respective obligations hereunder or thereunder and the consummation by each of

Merger Sub and Parent of the transactions contemplated hereby and thereby. This Agreement and the Voting Agreement have been duly executed and delivered by each of Merger Sub and Parent and constitute a legal, valid and binding obligations of each of Merger Sub and Parent, enforceable against each of Merger Sub and Parent in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 2.3.        No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement and the Voting Agreement by each of Merger Sub and Parent, as applicable, do not, and the performance of this Agreement and the Voting Agreement by each of Merger Sub and Parent, as applicable, and the consummation of the transactions contemplated hereby will not, (i) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), conflict with or violate in any material respect any law, statute, rule, regulation, court order, judgment, decree, ruling, writ or injunction applicable to Merger Sub, Parent or any of its Subsidiaries or by which their respective property is bound or subject, (ii) violate or conflict with the Articles of Incorporation or By-Laws of Merger Sub or the Certificate of Incorporation or By-Laws of Parent or the comparable organizational documents of any of its Subsidiaries or (iii) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien, security interest, pledge, claim, charge or encumbrance of any nature whatsoever (“Lien”) on any of the property or assets of Merger Sub, Parent or any of its Subsidiaries pursuant to, any contract, agreement, indenture, lease or other instrument of any kind, permit, license or franchise to which Merger Sub, Parent or any of its Subsidiaries is a party or by which either Merger Sub, Parent or any of its Subsidiaries or any of their respective properties are bound or subject except for such breaches, defaults, rights, or Liens which would not materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

(b)           Except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filing and recordation of an appropriate Agreement of Merger and accompanying officers’ certificates as required by the CGCL, neither Merger Sub, Parent nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for such of the foregoing, including under Regulatory Laws, as are required by reason of the legal or regulatory status or the activities of the Company or its Subsidiaries or by reason of facts specifically pertaining to any of them. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with their execution, delivery or performance of this Agreement or the Voting Agreement, except for such of the foregoing as are required by reason of the legal or regulatory status or the activities of the Company or its Subsidiaries or by reason of facts specifically pertaining to any of them. For purposes of this Agreement, “Regulatory Laws” means any Federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization applicable to, governing or relating to the legal or regulatory status or the activities of the Company or its Subsidiaries, including, without limitation, the Uniform Franchise Offering Circular Guidelines to the extent adopted by a Governmental Entity.

SECTION 2.4.        Financing Arrangements. A true and correct copy of the commitment letter, dated as of the date hereof, by and among Parent, Goldman Sachs Credit Partners L.P. and Bank of the West (the “Commitment Letter”), has previously been provided to the Company. Pursuant to the Commitment Letter, the lenders party thereto have committed, subject to the terms and conditions set forth therein, to provide a senior secured first lien term loan facility and a senior secured first lien revolving credit facility and, if applicable, a senior secured second lien term loan facility in an aggregate amount sufficient to pay (or provide the funds for the Surviving Corporation to pay) (a) the aggregate Merger Consideration, (b) all amounts contemplated by Section 1.8 and (c) all related fees and expenses, in each case when due (the “Financing”). The Commitment Letter, in the form so delivered, is, as of the date hereof, in full force and effect and is a legal, valid and binding obligation of Parent and Merger Sub and to the knowledge of Parent, the other parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of any Commitment Letter other than to the extent that any term or condition requires any action by, or otherwise relates to, the Company or any of its Subsidiaries. Parent and Merger Sub have fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date of this Agreement.

SECTION 2.5.        No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including the Financing), Merger Sub has not incurred any obligations or liabilities, other than in connection with its formation, and has not engaged in any business or activities of any type or kind whatsoever.

SECTION 2.6.        Brokers. Except for Goldman, Sachs & Co. and except for arrangements post-Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Merger Sub, Parent or any of its Subsidiaries.

SECTION 2.7.        Information Supplied. None of the information to be supplied in writing by Merger Sub or Parent specifically for inclusion in the proxy statement contemplated by Section 5.1 (together with any amendments and supplements thereto, the “Proxy Statement”) will, on the date it is filed and on the date it is first published, sent or given to the holders of Company Common Stock and at the time of the meeting of the Company’s shareholders to consider and vote upon the Merger Agreement (the “Company Shareholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Company Shareholders’ Meeting, any event with respect to either Merger Sub or Parent, or with respect to information supplied in writing by either Merger Sub or Parent specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, such Proxy Statement, such event shall be so described by either Merger Sub or Parent, as applicable, and provided to the Company. All documents that Merger Sub or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any federal, state, provincial, local and foreign government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, commission or any court, tribunal, or judicial or arbitral body (each, a “Governmental Entity”) will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, neither Merger Sub nor Parent makes any representation or warranty with respect to the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

SECTION 2.8.        No Reliance. Parent acknowledges that none of the Company, its Subsidiaries, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its Subsidiaries, their respective businesses or financial condition or any of their assets, liabilities or operations or other matters that is not included in this Agreement or the Company Disclosure Schedule. Without limiting the generality of the foregoing, none of the Company, its Subsidiaries, nor any other Person has made a representation or warranty to Parent with respect to (a) any projections, estimates or budgets for the businesses of the Company or its Subsidiaries, or (b) any material, documents or information relating to the Company or its Subsidiaries made available to Parent or its counsel, accountants or advisors in any data room or otherwise, except as expressly covered by a representation or warranty set forth in Article III, or a covenant set forth in Article IV.

SECTION 2.9.        Solvency. As of the Effective Time, after giving effect to all of the transactions contemplated by this Agreement, including without limitation the Financing, any alternative financing and the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Commitment Letter, and payment of all related fees and expenses, and assuming for these purposes that, as of the Effective Time, the representations set forth in Sections 3.2, 3.6(b) and (c), 3.7, 3.9, 3.12, 3.13, 3.14, 3.15, 3.18 and 3.19 hereof shall be true and correct in all material respects, to the knowledge of Parent, each of Parent and the Surviving Corporation are Solvent. For the purposes of this Section 2.9, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Sub at or prior to the execution and delivery of this Agreement, after giving effect to Section 8.15 (the “Company Disclosure Schedule”), or in any Company SEC Reports (as defined in Section 3.6(a)) filed and publicly available prior to the date of this Agreement, the Company hereby represents and warrants on behalf of itself and its Subsidiaries to Merger Sub and Parent as follows:

SECTION 3.1.        Organization and Qualification. The Company and each of its Subsidiaries is a corporation validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and corporate authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business in all material respects as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to result in a Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties in this Section 3.1 shall not apply to any qualification, power or authority to operate as a franchisor in any jurisdiction, as all such franchise matters are addressed exclusively in Section 3.8 below. For purposes of this Agreement, “Material Adverse Effect” means any effect, change, fact, event, occurrence, development or circumstance (any such item, an “Effect”) that (A) is or would reasonably be expected to result in a material adverse effect on or change in the financial condition, properties, business, results of operations, or net assets of the Company and all of its Subsidiaries, taken as a whole, or (B) would reasonably be expected to prohibit or materially restrict or impede the consummation of the transactions contemplated by this Agreement, including the Merger; provided, however, that none of the following shall constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: any Effect caused by or resulting from (i) general changes or developments in the industry in which the Company and its Subsidiaries and Franchises operate, (ii) political instability, acts of terrorism or war, (iii) any change affecting the United States economy generally or the economy of any region in which such entity or any of its Subsidiaries conducts business that is material to the business of such entity and its Subsidiaries, (iv) any change in the Company’s stock price or trading volume (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (v) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) the announcement of the execution of this Agreement, or the pendency of the consummation of the Merger, (vii) any change in any applicable law, rule or regulation or GAAP or interpretation thereof after the date hereof, or (viii) the execution and performance of or compliance with this Agreement, unless, in the case of clause (i), (ii), (iii) or (vii) above, such Effect would reasonably be expected to have a materially disproportionate adverse impact on the financial condition, properties, business, results of operations or net assets of the Company and its Subsidiaries, taken as a whole, relative to other affected Persons.

SECTION 3.2.        Capitalization. The authorized capital stock of the Company consists of (i) 50,000,000 shares of Class A Common Stock, (ii) 4,530,000 shares of Class B Common Stock and (iii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the date of this Agreement: (A) 9,007,796 shares of Class A Common Stock were issued and outstanding; (B) 798,188 shares of Class B Common Stock were issued and outstanding; (C) 54,530 shares of Series A Junior Participating Preferred Stock (“Series A Preferred Stock”) were reserved for issuance upon the exercise of outstanding rights to purchase shares of Series A Preferred Stock (the “Rights”) issued under the Shareholder Rights Agreement, dated as of June 16, 1996, by and between the Company and American Stock Transfer & Trust Company, as the Rights Agent (the “Rights Agreement”), of which no shares of Series A Preferred Stock were issued or outstanding; (D) 1,800,000 shares of Company Common Stock were reserved for grants of Options and restricted shares of Company Common Stock (“Restricted Stock”) under the Amended and Restated 1996 Stock Incentive Plan (the “1996 Stock Incentive Plan”), of which 672,408 shares were subject to issued and outstanding Options granted under the 1996 Stock Incentive Plan and 677,500 shares of Restricted Stock are issued and outstanding under the 1996 Stock Incentive Plan; (E) 75,000 shares of Company Common Stock were reserved for issuance under the Non-Employee Director Plan dated as of March 16, 1998 (the “Non-Employee Director Plan”), of which 48,796 shares were issued and outstanding; and (F) all Options and Restricted Stock were granted under the Option Plans and not under any other plan, program or agreement

(other than any individual award agreements made pursuant to the Option Plans and forms of which have been made available to Parent). The shares of Company Common Stock issuable pursuant to the Option Plans have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the Option Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. There are (i) no other options, puts, calls, warrants or other rights, agreements, arrangements, restrictions, or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in the Company or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of the Company or to provide funds to or make any investment in the form of a loan or capital contribution in any entity and (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote (whether or not dependent on conversion or other trigger event). There are no existing registration covenants with respect to Company Common Stock or any other securities of the Company and its Subsidiaries. The Company has provided to Parent and Merger Sub a correct and complete list of each Option, including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto. To the knowledge of the Company, no shareholder is a party to or holds shares of Company Common Stock bound by or subject to any voting agreement, voting trust, proxy or similar arrangement, except for the Voting Agreement.

SECTION 3.3.        Subsidiaries. Each Subsidiary, Traditional Franchise and Licensed Franchise of the Company is identified on Section 3.3 of the Company Disclosure Schedule. All the outstanding equity interests of each Subsidiary of the Company are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company, free and clear of all Liens. All of the capital stock or other equity interests of each Subsidiary of the Company has been duly authorized and is validly issued, fully paid and nonassessable and free and clear from any Liens and preemptive or other similar rights. There are no proxies or voting agreements with respect to any shares of capital stock or other equity interests of any such Subsidiary. There are no options, puts, calls, warrants or other rights, agreements, arrangements, restrictions or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in any of the Company’s Subsidiaries or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of any of the Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan or capital contribution) in the Company’s Subsidiaries or any other Person. Except for the ownership of the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity.

SECTION 3.4.        Authority. The Company has the requisite corporate power and corporate authority to enter into this Agreement and, subject in the case of the Merger Agreement to obtaining the Company Shareholder Approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of the Company, and, subject in the case of the Merger Agreement to obtaining the Company Shareholder Approval, no other corporate action is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.5.        No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) subject to the requirements, filings, consents and approvals referred to in Section 3.5(b), conflict with or violate in any material respect any law, statute, rule, regulation, court order, judgment or decree or Regulatory Laws applicable to the Company or any of its Subsidiaries or by which each of their respective properties are bound or subject, (ii) violate or conflict with the Amended and Restated Articles of Incorporation or Amended and Restated By-Laws of the Company or the comparable organizational documents of any of its Subsidiaries or (iii) subject to the requirements, filings, consents and approvals referred to in Section 3.5(b), result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a material Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any material contract, agreement, indenture, note, bond, mortgage, deed of trust, agreement, Employee Plan, lease or other instrument or obligation of any kind, including any Franchising Contract, permit, license, certificate or franchise to which the Company or any of its Subsidiaries is a party, of which the Company or any of its Subsidiaries is the beneficiary or by which the Company or any of its Subsidiaries or any of their respective properties are bound or subject.

(b)           Except for applicable requirements of the Exchange Act, the pre-merger notification requirements of the HSR Act and the expiration or termination of any applicable waiting period thereunder, and filing and recordation of the California Merger Agreement and other documents required by the CGCL, the Company and its Subsidiaries are not required to prepare or submit any application, notice, report or other filing with, or obtain any consent, authorization, approval, registration or confirmation from, any Governmental Entity or third party in connection with the execution, delivery or performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

SECTION 3.6.        SEC Filings; Financial Statements.

(a)           The Company has timely filed all forms, reports, documents, proxy statements and exhibits required to be filed with the SEC since September 30, 2002 (collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, as in effect at the time they were filed (or, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) and (ii) did not at the time they were filed (or, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any form, report, proxy statement or other document with the SEC.

(b)           The consolidated financial statements contained in the Company SEC Reports complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q under the Exchange Act and except as may be indicated in the notes thereto) and fairly presented, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations and cash flows of the Company for the periods indicated, except in the case of unaudited quarterly financial statements that were or are subject to normal and recurring non-material year-end adjustments.

(c)           Except for those liabilities and obligations that are reflected or reserved against on the balance sheet contained in the Company’s Annual Report on Form 10-K for the year ended October 2, 2005 (the “Company 2005 Form 10-K”) or in the footnotes to such balance sheet, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for liabilities or obligations incurred (i) since October 2, 2005 in the ordinary course of business consistent with past practice or (ii) in connection with this Agreement.

(d)           The Company is in compliance with, and has complied, in all material respects with, the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act or the Exchange Act (collectively, “Sarbanes-Oxley”). The Company has previously made available to Parent and Merger Sub copies of all certificates delivered by officers and employees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer, to the Company Board or any committee thereof pursuant to the certification requirements relating to the Company 2005 Form 10-K. The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Company’s ability to record, process summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who, in each case, have a significant role in the Company’s internal controls.

SECTION 3.7.        Absence of Certain Changes or Events. Since October 2, 2005, except as contemplated by this Agreement, there has not been:

(a)           any effect, change, fact, event, occurrence, development or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Material Adverse Effect; or

(b)           any event, action or occurrence that, if taken after the date hereof without the consent of Parent and Merger Sub, would violate Section 4.1(c), (f), (g) (to the extent in excess of the amounts provided for in Section 3.7(b) of the Company Disclosure Schedule or otherwise representing an increase in compensation of more than 4%), (h), (j), (k), (m) or (n) hereof.

SECTION 3.8.        Franchises.

(a)           Compliance with Laws. Since September 30, 2002: (i) the Company and its Subsidiaries have effected all material filings and registrations required by applicable law for the offer and sale of franchises and the conduct of a franchising business required by their activities in every jurisdiction in which they operate or offer franchise opportunities, (ii) all offers and sales of franchises have been made in all material respects pursuant to effective registrations, exemptions or exclusions as required by applicable law, and in connection with consummation of each transaction evidenced by a Franchising Contract, disclosure documents, if required, and execution copies of Franchising Contracts and related documents were provided on a timely basis as required by applicable law, and (iii) each disclosure document delivered to current or former Franchisees and each disclosure document provided to any Governmental Entity was correct and complete in all material respects when delivered or provided, and made in all material respects all disclosures required by applicable law.

(b)           Franchise Registrations. All franchise registrations of the Company and its Subsidiaries are effective and are not subject of any existing or, to the knowledge of the Company, threatened, claim, action, suit or proceeding which might, in whole or in part, result in the termination, revocation, modification, suspension, conditioning or dissolution of any such franchise registration and/or any other circumstance which may impede or preclude the Company’s ability routinely to renew or amend (as the case may be) any such franchise registration and/or enter into Franchising Contracts in any jurisdictions in any material respect; provided, however, that the execution of this Agreement and/or consummation of the transactions contemplated hereby may result in the Company or its Subsidiaries having to temporarily cease franchise sales, prepare amendments to its or its or their UFOC(s) (as defined below), and file amendments for its or their franchise requirements prior to resuming offers and sales of franchises.

(c)           FTC Rule. The Company is in compliance, and has since September 30, 2002 been in compliance, in all material respects with the applicable requirements of the FTC Trade Regulation Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures” (the “FTC Rule”), and is in compliance, and has since September 30, 2002 been in compliance, in all material respects, with the applicable requirements of law pertaining to the offer and sale of franchises.

(d)           UFOC Disclosure. Since September 30, 2002, each uniform franchise offering circular of the Company and its Subsidiaries  (each, an “UFOC”), was in material compliance, as of the effective date of such UFOC, with the applicable disclosure provisions of the FTC Rule and the franchise disclosure laws of those states with which the Company has obtained registration or exemption of franchise offers and sales.

(e)           Certain Violations. The Company is not subject to a notice of violation of the FTC Rule or any franchise registration law, and the Company is not the subject of any cease and desist order issued by the Federal Trade Commission regarding the Company’s franchising activities.

(f)            Exclusivity Arrangements. Except as set forth in the Franchising Contracts, or except as may be granted by operation of law, no franchisee or developer of the Company has a protected territory, exclusive territory, covenant not to compete, right of first refusal, option to acquire additional territories or other similar arrangement with the Company or any of its affiliates which in any case would be material to the Company (collectively, the “Territorial Rights”) pursuant to which (i) the Company is restricted in any way in its right to own or operate, or license others to own or operate, any business or line of business; or expansion of the franchisee’s territory. Except as may be granted by operation of law, no Franchisee’s Territorial Rights conflict with the Territorial Rights of any other Franchisee.

(g)           Certain Additional Matters. Section 3.8(g) of the Company Disclosure Schedule sets forth a true and complete list of each Franchise of the Company, setting forth the location of such Franchise, the operator thereof, the date of expiration of the applicable Franchise relationship, the royalty rate or other payment arrangements applicable thereto and whether the applicable Franchisee owes any past due amounts to the Company or any of its Subsidiaries, whether pursuant to a loan, royalty abatement or otherwise. The Franchising Contracts previously provided by the Company to Parent and Merger Sub accurately reflect, in all material respects, the royalty and other payment arrangements applicable to the subject Franchisee, and there has been no material amendment, modification or waiver, whether written or oral, of any such royalty or fee arrangement.

(h)           No Brokers. The Company and its Subsidiaries do not, and have not, engaged any person or entity to act as a franchise broker in connection with any transaction evidenced by a Franchising Contract. No person or entity other than the Company, the Subsidiaries and their respective employees has been involved in the identification, recruitment, lead generation and solicitation of prospective franchisees.

(i)            No Consent. The Company may enter into this Agreement and consummate the transactions contemplated hereby without the consent of any Franchisee.

SECTION 3.9.        Litigation. There are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or rights of the Company or any of its Subsidiaries or any of their respective officers or directors in their capacity as such, before any Governmental Entity, nor any internal investigations involving matters relating to discriminatory practices, sexual harassment, or accounting irregularities or similar matters or any investigation conducted under the oversight of the Company Board or a committee thereof (other than investigations in the ordinary course of the Company’s or any of its Subsidiaries’ compliance programs) being conducted by the Company or any of its Subsidiaries nor have any acts of alleged misconduct by the Company or any of its Subsidiaries been reported to the Company or any of its Subsidiaries, which would reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree material to the conduct of the businesses of the Company or its Subsidiaries.

SECTION 3.10.      Employee Benefit Plans. Section 3.10 of the Company Disclosure Schedule sets forth a list of all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other material employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, profit sharing, savings, retirement, disability, insurance, severance, deferred compensation and other similar fringe or employee benefit plans, programs, agreements or arrangements (other than workers’ compensation, unemployment compensation and other government programs) sponsored, maintained, contributed to or required to be contributed to, or entered into, by the Company or any other entity, whether or not incorporated, that together with the Company would be deemed a “single employer” for purposes of Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, the Company or any of its Subsidiaries (together, the “Employee Plans”). The Company has made available to Parent and Merger Sub true and complete copies of (i) all Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the two most recent annual actuarial valuation reports, if any, (iv) the two most recently filed Forms 5500 together with all related schedules, if any, (v) the “summary plan description” (as defined in ERISA), if any, and all modifications thereto communicated to employees, (vi) any trust documents or other funding vehicles, and (vii) the two most recent annual and periodic accountings of related plan assets. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax liability imposed by Section 4975 of the Code, in each case applicable to the Company or any of its Subsidiaries or any Employee Plan. Except as set forth in Section 3.10 of the Company Disclosure Schedule, all Employee Plans have been approved and administered in all material respects in accordance with their terms and are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code. There are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan. Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination letter from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder. All contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made or accrued by the Effective Time. Neither the Company nor any of its ERISA Affiliates contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable law or benefits in the nature of severance pay with respect to one or more of the agreements set forth on Section 3.10 or 3.17 of the Company Disclosure Schedule. No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Employee Plan providing benefits in respect of any active Employee of the Company or any of its Subsidiaries. Except as set forth in Section 3.10 of the Company Disclosure Schedule, no amounts payable under any Employee Plan or otherwise as a result of the transactions contemplated by this Agreement will fail to be deductible to the Company, the Surviving Corporation or their Subsidiaries for federal income tax purposes by virtue of Section 280G of the Code. Except as set forth in Section 3.10 of the Company

Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer or (iii) require the Company to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment or benefit. Except for determination letters issued by the Internal Revenue Service with respect to plans intended to qualify under Section 401(a) of the Code, neither the Company, any Subsidiary nor any ERISA Affiliate is a party to any material agreement or understanding, whether written or unwritten, with the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation in regard to any Employee Plan.

SECTION 3.11.      Information Supplied. None of the information to be supplied by the Company, specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock and on the date of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the date of the Company Shareholders’ Meeting, any event with respect to the Company or any of its Subsidiaries, or with respect to information supplied by or on behalf of the Company specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by the Company, and provided in writing to Parent and Merger Sub. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act and the respective rules and regulations thereunder, and each such document required to be filed with any Governmental Entity will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by either Merger Sub or Parent for inclusion in the Proxy Statement.

SECTION 3.12.      Conduct of Business; Permits; Compliance with Laws. The business of the Company and each of its Subsidiaries is not being (and, since September 30, 2002, has not been) conducted in default or violation of any term, condition or provision of (i) the Amended and Restated Articles of Incorporation or Amended and Restated By-Laws of the Company or the comparable charter documents or by-laws of any of its Subsidiaries, (ii) any note, bond, mortgage or indenture or any material contract, agreement, lease or other instrument of any kind to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) any federal or state, or material county, regional, municipal, local or foreign, statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries or their respective businesses, including, without limitation, Regulatory Laws and all applicable laws regarding the promotion, marketing, advertising, offering and sale of franchises, the relationship of franchisors and franchisees, the termination and renewal of Franchising Contracts, the conduct of the business of the Company and its Subsidiaries as franchisors under the Franchising Contracts and with respect to each Franchising Contract and Franchisee, to the extent material to the Company and its Subsidiaries. The material permits, licenses, approvals, certifications and authorizations from any Governmental Entity, including, without limitation, those obtained under Regulatory Laws (collectively, “Permits”) held by the Company and each of its Subsidiaries are valid and sufficient in all material respects for all business presently conducted by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written claim or notice that the Company or any of its Subsidiaries is not in compliance with, nor, to the knowledge of the Company, is the Company or any Subsidiary of the Company not in compliance with, the terms of any such Permits or any requirements, standards and procedures of the Governmental Entity which issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company, none of the Permits will lapse, terminate or otherwise cease to be valid as a result of the consummation of the transactions contemplated hereby; provided, however, that the Permits related to the franchise registrations and/or the offer and sale of franchises may need to be amended and/or reissued in connection with, or subsequent to, the execution of this Agreement and/or the consummation of the transactions contemplated hereby.

SECTION 3.13.      Taxes.

(a)           Each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, and all such material Tax Returns are true, correct and complete in all material respects.

(b)           Each of the Company and its Subsidiaries has timely paid all material Taxes required to be paid by it (whether or not shown due on any Tax Return).

(c)           Each of the Company and its Subsidiaries has made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes of the Company and its Subsidiaries not yet due.

(d)           Each of the Company and its Subsidiaries has complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it.

(e)           Neither the Company nor any of its Subsidiaries has received notice (written or oral) of any pending or threatened audit, proceeding, examination or litigation or similar claim that has been commenced or is presently pending with respect to any material Taxes or material Tax Return of the Company or any of its Subsidiaries.

(f)            No written claim has been made by any tax authority in a jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(g)           No material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries; and no requests for waivers of the time to assess any material amount Taxes are pending.

(h)           There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any material Taxes is currently in force.

(i)            Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of any material amount of Taxes imposed on or with respect to any individual or other person, and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

(j)            The federal income Tax Returns of the Company and its Subsidiaries have been examined by and settled with the Internal Revenue Service (“IRS”) (or the applicable statutes of limitation have lapsed) for all years through and including September 30, 2001. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(k)           Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l)            There are no material Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Liens which arise by operation of Law with respect to current Taxes not yet due and payable.

(m)          Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (B) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (C) any ruling received from the Internal Revenue Service.

(n)           The Company has previously delivered or made available to Parent or Merger Sub complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda, and similar documents issued by any tax authority relating to the United States Federal, state, local or foreign Taxes due from or with respect to the Company and its Subsidiaries and (ii) any closing agreements entered into by any of the Company and its Subsidiaries with any tax authority, in each case existing on the date hereof.

(o)           Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)           Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

SECTION 3.14.      Environmental Matters.

(a)           The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). Neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, and, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

(b)           There is no material Environmental Claim pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(c)           To the knowledge of the Company, there are no material past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(d)           The Company has delivered to Parent and Merger Sub true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by the Company or any of its Subsidiaries which have been prepared since September 30,  2002 pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated, occupied or leased by the Company or any of its Subsidiaries, or regarding the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.

SECTION 3.15.      Real Property; Title to Assets; Liens.

(a)           Leased Real Property.

(i)            Set forth in Section 3.15(a) of the Company Disclosure Schedule is a list of all real property leased by the Company or any of its Subsidiaries. Each of the leases relating to Leased Real Property is a valid and subsisting leasehold interest of the Company or any of its Subsidiaries. Each Leased Real Property is free of subtenancies and other occupancy rights and Liens (other than Permitted Liens), and is a valid and binding obligation of the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto, enforceable against the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto in accordance with its terms;

(ii)           True, correct and complete copies of the Real Property Leases have been delivered to Parent and Merger Sub prior to the date hereof and such Real Property Leases have not been amended or modified since that date;

(iii)          (A) there are no material disputes with respect to any Real Property Lease; and (B) neither the Company nor, to the knowledge of the Company, any other party to each Real Property Lease is in breach or default under such Real Property Lease, and to the knowledge of the Company, no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;

(iv)          no consent by the landlord under the Real Property Leases is required in connection with the consummation of the transaction contemplated herein;

(v)           none of the Leased Real Property has been pledged or assigned by the Company or any of its Subsidiaries or is subject to any Liens (other than pursuant to this Agreement or Permitted Liens); and

(vi)          the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease which have not been accrued or reserved for in the Company’s financial statements.

(b)           Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

(c)           Personal Property. Each of the Company and its Subsidiaries has good and marketable fee title to, or, in the case of leased assets, has good and valid leasehold interests in, all of its other tangible and intangible assets, used or held for use in, or which are necessary to conduct, the respective business of the Company and its Subsidiaries in all material respects as currently conducted, free and clear of any Liens, except Permitted Liens.

SECTION 3.16.      Intellectual Property.

(a)           Section 3.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications and (iv) unregistered Copyrights in Software, in each case, which is owned by the Company or its Subsidiaries. The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the material Intellectual Property Rights set forth in Section 3.16 of the Company Disclosure Schedule and, to the knowledge of the Company, all such Intellectual Property Rights are subsisting, valid, and enforceable.

(b)           To the knowledge of the Company, the Company and its Subsidiaries own or have a valid right to use, free and clear of all Liens, all Intellectual Property Rights necessary for, or used or held for use in connection with, the business of the Company and its Subsidiaries, taken as a whole.

(c)           To the knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party. There has been no such claim asserted or, to the knowledge of the Company, threatened since September 30, 2002, against the Company or any of its Subsidiaries.

(d)           To the Company’s knowledge, no third Person has infringed, misappropriated or violated any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has asserted or threatened such a claim against any Person since September 30, 2002.

(e)           As used herein, “Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof. Notwithstanding anything to the contrary herein, Intellectual Property Rights shall, for the purposes of this Article III, exclude all Franchises and Franchising Contracts, other than any license agreements or similar arrangements entered into in connection therewith.

SECTION 3.17.      Material Contracts.

(a)           Neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)            any “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)           any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that involves future aggregate annual payments by the Company or any of its Subsidiaries of $250,000 or more;

(iii)          any contract or agreement for the sale, license (as licensor) or lease (as lessor) by the Company or any of its Subsidiaries of services, materials, products, supplies or other assets, owned or leased by the Company or any of its Subsidiaries, that involves future aggregate annual payments to the Company or any of its Subsidiaries of $250,000 or more;

(iv)          any written and material contract or agreement relating to the Traditional Franchises or the Licensed Franchises, including the Franchising Contracts;

(v)           any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or any of its Subsidiaries may be conducted;

(vi)          any contract, including any employment, compensation, incentive, retirement, loan or severance arrangements, with any current shareholder, director, manager, officer, employee, agent or agent of the Company or any Subsidiary of the Company that (x) requires the Company or any Subsidiary of the Company to pay annual or any lump sum compensation in excess of $150,000, (y) relates to an Employee that was relocated by or at the request of the Company within the thirty-day period preceding the date hereof or (z) provides for severance or similar benefits;

(vii)         any joint venture, product development, research and development and limited partnership agreements or arrangements involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary of the Company with any other Person;

(viii)        mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing or guarantee of money or extension of credit in any case in excess of $250,000;

(ix)           any standby letter of credit, performance or payment bond, guarantee arrangement or surety bond of any nature involving amounts in excess of $250,000;

(x)            other contracts whose terms exceed one year and are not cancelable by the Company or any of its Subsidiaries on notice of 90 or fewer days without payment by the Company or any of its Subsidiaries after the date hereof of more than $250,000;

(xi)           any contract for the sale of any of the assets of the Company or any Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $250,000;

(xii)          any contract relating to the ownership, management or control of any Person in which the Company or a Subsidiary owns any equity interest other than direct and indirect wholly-owned Subsidiaries of the Company or another Subsidiary of the Company;

(xiii)         any voting or other agreement governing how any shares of Company Common Stock shall be voted; or

(xiv)        any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes.

The foregoing contracts and agreements to which the Company or any of its Subsidiaries is a party or are bound are collectively referred to herein as “Company Material Contracts.”  No later than the fifteenth (15th) business day after the date of this Agreement, the Company shall provide Parent and Merger Sub with a true and correct list of each contract required to be disclosed under Section 3.17(a)(iii) of the Company Disclosure Schedule, and

(b)           Each Company Material Contract is valid and binding on the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto, and is in full force and effect, and the Company or one of its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, has performed in all material respects all obligations required to be performed by it to date under each Company Material Contract. Neither the Company nor any of its Subsidiaries, as applicable, nor, to the knowledge of the Company, any other party thereto, has violated or defaulted under, in any material respect, or terminated, nor has the Company or any of its Subsidiaries, as applicable, nor, to the knowledge of the Company, any other party thereto, given or received written notice of, any material violation or default or termination under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a material violation or default or termination under) any Company Material Contract. The Company has provided, or made available, to Parent and Merger Sub true and correct copies of each of the Material Contracts.

SECTION 3.18.      Insurance. Each of the Company and its Subsidiaries maintains, in all material respects, insurance policies (the “Insurance Policies”) against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, including, but not limited to, policies with respect to workers’ compensation. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. Other than the Company’s directors’ and officers’ liability insurance policy, none of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or, to the Company’s knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion. Since the Company’s formation, there have been no material historical gaps in insurance coverage of the Company or any of its Subsidiaries.

SECTION 3.19.      Collective Bargaining; Labor Disputes; Compliance.

(a)           To the knowledge of the Company, neither the Company, nor any of its Subsidiaries, nor the Employees, agents, or representatives of the Company or its Subsidiaries have committed any material unfair labor practice as defined in the National Labor Relations Act. There are no labor agreements, shop agreements, work rules or practices, or collective bargaining agreements with any labor union, labor organization, trade union or works council to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is bound. No Employee of the Company or any of its Subsidiaries is represented by any labor union, labor organization, trade union, or works council.

(b)           To the knowledge of the Company, neither the Company nor any of its Subsidiaries is currently, nor has been since September 30, 2002, the subject of any labor union organizing activities, and, to the knowledge of the Company, there are no labor union organizing activities with respect to the Employees of the Company or any of its Subsidiaries. No labor union, labor organization, trade union, works council, or group of Employees has made a pending demand in writing for recognition or certification with respect to the Company or any of its Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither the Company nor any of its Subsidiaries is currently, nor has been since September 30, 2002, the subject of any strike, dispute, walk-out, work stoppage, slow down, lockout, or material arbitration or material grievance, involving the Company or any of its Subsidiaries nor, to the knowledge of the Company, has any such activity been threatened in writing since September 30, 2002.

(c)           There are no formal written personnel manuals, handbooks or policies applicable to Employees of the Company or any of its Subsidiaries, other than as set forth in Section 3.19(c) of the Company Disclosure Schedule.

(d)           Except as set forth on Section 3.19(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries since September 30, 2002 has entered into any material employment-related agreements or contracts, including, but not limited to, employment agreements, consulting agreements, severance agreements and/or Employee releases, retention agreements, termination agreements, confidentiality agreements, non-competition, proprietary information agreements, indemnification agreements, arbitration agreements, change in control agreements, lock-up agreements, deferred compensation agreements, retirement agreements or other Employee agreements that require the Company to pay annual or a lump sum compensation in excess of $150,000.

(e)           Except as set forth on Section 3.19(e) of the Company Disclosure Schedule, there are no employment agreements, severance agreements or severance plans or other documents, arrangements or understandings (whether written or oral) requiring the payment (or setting aside) of any amounts or the providing of any benefits (or acceleration, continuation or modification thereof) to any of the Company’s or its Subsidiaries’ directors, officers or Employees in the event of a termination of employment (with or without cause) or as a result of entering into this Agreement or the consummation of the transactions contemplated hereby.

(f)            Since September 30, 2002, the Company has not received any written notice that any Employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, consulting agreement, severance agreement and/or Employee release, retention agreement, termination agreement, confidentiality agreement, non-competition or proprietary information agreement, indemnification agreement, arbitration agreement, change in control agreement, lock-up agreement, deferred compensation agreement, retirement agreement, other Employee agreement, or other obligation to a former employer of any such Employee relating (i) to the right of any such Employee to be employed by the Company or any of its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(g)           Since September 30, 2002, the Company and each of its Subsidiaries have complied, in all material respects, with all laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, the National Labor Relations Act and other provisions relating to wages, hours, benefits, child labor, immigration, employment discrimination, disability rights or benefits, equal employment opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, Employee leave issues, unemployment insurance, collective bargaining and all applicable occupational safety and health acts and laws. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or discriminated on the basis of race, age, sex, disability or any other protected category in its employment conditions or practices with respect to its Employees, customers or suppliers. No action, suit, complaint, charge, grievance, arbitration, Employee proceeding or investigation by or before the Equal Employment Opportunity Commission or any other Governmental Entity brought by or on behalf of any Employee, prospective Employee, former Employee, retired Employee, labor organization or other representative of the Company’s and its Subsidiaries’ Employees has been brought against the Company or any of its Subsidiaries since September 30, 2002, or to the knowledge of the Company, is threatened in writing against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any consent decree with, citation by, or any other order or determination by any Governmental Entity relating to the Company’s or its Subsidiaries’ Employees or employment practices relating to the Company’s or its Subsidiaries’ Employees. Since September 30, 2002, the Company and each of its Subsidiaries have not been delinquent in payments to any Employees or former Employees for any services or amounts required to be reimbursed or otherwise paid which are, individually or in the aggregate, of a material amount.

(h)           To the knowledge of the Company, since September 30, 2002, neither the Company nor any of its Subsidiaries has received (i) written notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) written notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other labor grievances or arbitration proceedings against them, (iii) written notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) written notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) written notice of any complaint, lawsuit or other proceeding pending or threatened in writing in any forum by or on behalf of any present or former Employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(i)            To the knowledge of the Company, the Company and each of its Subsidiaries have at all times since September 30, 2002 properly classified (including for purposes of tax law) each of its Employees as employees, and each of its independent contractors as independent contractors, as applicable, and has treated each person classified by it as an employee or independent contractor consistently with such status. There is no proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by any Person challenging or questioning the classification of any Person as an Employee or an independent contractor, including, without limitation, any claim for unpaid benefits, for or on behalf of, any such Person.

(j)            Since September 30, 2002, the Company and its Subsidiaries have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar foreign, state or local law relating to plant closings and layoffs. None of the Employees of the Company or any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the three-month period prior to the date of this Agreement.

(k)           Each of the executive officers of the Company listed in Schedule 1.02 attached hereto has entered into an Employment Agreement for Staff Colleagues or a Confidentiality and Non-Solicitation Agreement, as applicable, with the Company, substantially in the form of one of the agreements included in Section 3.19(k) of the Company Disclosure

Schedule (a “Non-Solicitation Agreement”). Each such Non-Solicitation Agreement is, and at the Effective Time will be, in full force and effect and has not been amended or modified in any material respect.

SECTION 3.20.      Transactions with Affiliates. All transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s affiliates (other than wholly-owned subsidiaries of the Company) or other Persons, on the other hand (an “Affiliate Transaction”), that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K under the Securities Act have been so disclosed. There have been no Affiliate Transactions that are required to be disclosed under the Exchange Act pursuant to Item 404 of Regulation S-K under the Securities Act which have not already been disclosed in the Company SEC Reports.

SECTION 3.21.      Brokers. Except for Robert W. Baird & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent and Merger Sub true and complete information concerning the financial and other arrangements between the Company and its Subsidiaries and the persons set forth on Section 3.21 of the Company Disclosure Schedule pursuant to which such firm(s) would be entitled to any payment as a result of the transactions contemplated hereby.

SECTION 3.22.      Board Action. The Company Board, at a meeting duly called and held, at which all of the directors were present, duly: (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (ii) resolved to recommend that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting; (iii) resolved to recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger; and (iv) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, advisable and in the best interests of the shareholders of the Company.

SECTION 3.23.      Opinion of Financial Advisor. The Company has received an opinion of Robert W. Baird & Co. Incorporated, the Company’s sole financial advisor, dated as of the date hereof, to the effect that, as of the date hereof, the Merger Consideration to be received by the Company’s shareholders as provided herein is fair, from a financial point of view, to such shareholders. The Company will provide a written copy of such opinion as soon as reasonably practicable.

SECTION 3.24.      Control Share Acquisition. No restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection,” “interested shareholder” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any restrictive provision of the Amended and Restated Articles of Incorporation or Amended and Restated By-Laws of the

Company or comparable organizational documents of any of its Subsidiaries is, or at the Effective Time will be, applicable to the Company, its Subsidiaries, Parent, Merger Sub, Company Common Stock, the Merger or any other transaction contemplated by this Agreement.

SECTION 3.25.      Shareholder Rights Agreement Amended. The Company and the Rights Agent have duly executed and delivered to Parent and Merger Sub an amendment to the Rights Agreement, and as a result of such amendment (which amendment is valid, binding and enforceable), among other things, (a) neither this Agreement, the Voting Agreement nor any of the transactions contemplated hereby or thereby, including the consummation of the Merger, will cause the Rights to become exercisable by the holders thereof, (b) none of Merger Sub, Parent or any of their respective affiliates shall be deemed or classified as an “Acquiring Person” (as defined in the Rights Agreement) and (c) the Rights shall automatically terminate on and as of the Effective Time and be void and of no further force or effect, and the holders of the Rights shall have no rights under the Rights or the Rights Agreement.

SECTION 3.26.      Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting as a single class is the only vote of the Company’s shareholders necessary (under applicable law or otherwise), to approve this Agreement, and the transactions contemplated by this Agreement, including the Merger (the “Company Shareholder Approval”).

ARTICLE IV

COVENANTS AND AGREEMENTS

SECTION 4.1.        Conduct of Business by the Company Pending the Merger. The Company covenants and agrees on behalf of itself and its Subsidiaries that, between the date of this Agreement and the Effective Time, unless Parent and Merger Sub shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company shall not, and the Company shall not permit any of its Subsidiaries to, take any action except (i) in the ordinary course of business and in a manner consistent with past practice or (ii) as contemplated by this Agreement or (iii) as set forth in Section 4.1 of the Company Disclosure Schedule; and the Company will use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries (taken as a whole) and to preserve the present relationships of the Company and its Subsidiaries with customers, clients, suppliers and other Persons with which the Company and its Subsidiaries have significant business relations and pay all applicable Taxes when due and payable. In determining whether to consent to an action proposed to be taken by the Company prior to the Closing Date for which the consent of Parent is required under this Section 4.1(d), the parties hereto acknowledge and agree that Parent may take into account, among other factors, the impact of the proposed action on the cash position of the Company as of the Effective Time, provided that in no event may Parent’s consent be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld, delayed or conditioned, to:

(a)           amend (i) its Amended and Restated Articles of Incorporation or Amended and Restated By-Laws or comparable organizational documents or (ii) any material term of any outstanding security issued by the Company or any of its Subsidiaries;

(b)           (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends paid by wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company), (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) other securities of the Company or any of its Subsidiaries, other than shares of Company Common Stock issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof, or (iv) split, combine or reclassify any of its outstanding capital stock or issue or authorize or propose the issuance of any of other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(c)           acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any material assets, including real estate, except, with respect to clause (ii) above, purchases of equipment and supplies in the ordinary course of business consistent with past practice;

(d)           except in the ordinary course of business consistent with past practice, amend, enter into or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, including, without limitation, any waiver of any non-competition, non-solicitation or similar covenant or agreement, it being acknowledged and agreed that the execution of any Real Property Lease with a term of more than three years shall not be deemed ordinary course;

(e)           outsource any operations of the Company or its Subsidiaries, including with respect to information technology systems;

(f)            transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any material property or assets or cease to operate any material assets, other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

(g)           except as required to comply with applicable law or this Agreement, (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than in the case of employees who are not officers or directors, but in that event only to the extent such action is in the ordinary course of business consistent with past practice, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director or officer or, other than in the ordinary course of business consistent with past practice, any other employee, (iii) other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than officers or directors of the Company, pay any benefit not provided for under any Employee Plan as in effect on the date hereof, (iv) other than bonuses earned through the date hereof and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan; provided that there shall be no grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Employee Plan or agreements or awards made thereunder or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Plan;

(h)           (i)  incur or assume any material indebtedness, (ii) incur or modify any material indebtedness or other material liability, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice or (iv) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in accordance with past practice);

(i)            change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by a change in applicable law or GAAP;

(j)            make any material Tax election or change in any material Tax election, amend any Tax Returns or enter into any settlement or compromise of any material Tax liability of the Company or its Subsidiaries;

(k)           pay, discharge, satisfy, settle or compromise any claim, litigation, liability, obligation (absolute, asserted or unasserted, contingent or otherwise) or any legal proceeding, except for any settlement or compromise involving less than $250,000, but subject to an aggregate maximum of $500,000, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation;

(l)            enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement, labor agreement, work rule or practice, or any other labor-related agreement or arrangement;

(m)          enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

(n)           enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

(o)           make, authorize or agree to make any material capital expenditures, or enter into any agreement or agreements providing for payments;

(p)           (i) redeem the rights outstanding under the Rights Agreement, or amend or modify or terminate the Rights Agreement (other than as contemplated by this Agreement) or render it inapplicable to (or otherwise exempt from the application of the Rights Agreement) any Person or action, other than to render the Rights inapplicable to the execution, delivery and performance of this Agreement and the Merger or to delay the Distribution Date (as defined in the Rights Agreement) or (ii) permit the Rights to become non-redeemable at the redemption price currently in effect; provided that the foregoing shall not apply to any such actions that are taken immediately prior to the termination of this Agreement pursuant to Section 7.1(f)(ii). Notwithstanding the foregoing, immediately prior to the Effective Time, the Company shall, if so requested by Merger Sub, redeem the Rights;

(q)           pay any prepaid expense of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice; and

(r)            enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or announce an intention to do any of the foregoing (a)-(q) of this Section 4.1.

SECTION 4.2.        No Solicitations.

(a)           The Company agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, neither it nor any of its Subsidiaries shall, and that it shall use commercially reasonable efforts to cause its and each of its Subsidiaries’ officers, directors, employees, advisors and agents not to, directly or indirectly, (i) knowingly solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to a Company Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to or in connection with a Company Acquisition Proposal, engage in any discussions or negotiations concerning a Company Acquisition Proposal, or otherwise intentionally facilitate any effort or attempt to make or implement a Company Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Company Acquisition Proposal, or (iv) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Company Acquisition

Proposal. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Company Acquisition Proposal (except with respect to the transactions contemplated by this Agreement).

(b)           Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Company Board from, prior to the adoption of this Agreement by the holders of Company Common Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any Person, if and only to the extent that the Company receives from such Person an unsolicited bona fide (i) Company Superior Proposal, or (ii) Company Acquisition Proposal, which the Board concludes in good faith (after consultation with its financial advisors) would reasonably be expected to result in a Company Superior Proposal, (iii) the Company Board concludes in good faith (after consultation with its legal advisors) that its failure to do so would be inconsistent with the Company Board’s fiduciary duties under applicable law, (iv) prior to providing any information or data to any Person in connection with a proposal by any such Person, the Company Board receives from such Person an executed confidentiality agreement no less restrictive than the Confidentiality Agreement and (v) prior to providing any non-public information or data to any Person or entering into discussions or negotiations with any Person, the Company Board notifies Parent promptly of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any Subsidiary of the Company or any of their respective officers, directors, employees, advisors and agents indicating, in connection with such notice, the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making such Company Acquisition Proposal. The Company agrees that it shall keep Parent reasonably informed, on a reasonably prompt basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify Parent promptly of any determination by the Company Board that a Company Superior Proposal (as hereinafter defined) has been made. For purposes of this Agreement, a “Company Superior Proposal” means any proposal or offer made by a third party to acquire, directly or indirectly, by merger, consolidation or otherwise, for consideration consisting of cash and/or securities, at least a majority of the shares of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and the Company Subsidiaries and otherwise on terms which the Company Board concludes in good faith (after consultation with its legal and financial advisors) are more favorable to the Company’s shareholders than the Merger.

(c)           Prior to the adoption of this Agreement by the holders of Company Common Stock, the Company Board may, if it concludes in good faith (after consultation with its legal advisors) that failure to do so would be inconsistent with its obligations to comply with its fiduciary duties under applicable law, withdraw its recommendation of the Merger, but only at a time that is after the third business day following Parent’s receipt of written notice from the Company advising Parent of its intention to do so. Notwithstanding the foregoing, unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall comply with its obligations under Section 5.2 whether or not the Company Board withdraws, modifies or changes its recommendation regarding this Agreement or recommends any other offer or proposal.

(d)           Nothing in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders if the Company Board (after consultation with its legal advisors), concludes in good faith that its failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law; provided, however, that neither the Company nor the Company Board nor any committee thereof shall approve or recommend, or propose publicly to approve or recommend, a Company Acquisition Proposal unless the Company has first terminated this Agreement pursuant to Section 7.1(h) hereof and has otherwise complied with the provisions thereof.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1.        Proxy Statement. As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in connection with the Merger. Parent and Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Parent, Merger Sub and their respective affiliates as may be required to be disclosed therein. Subject to Section 4.2(c) hereof, the Proxy Statement shall contain the recommendation of the Company Board that the Company’s shareholders approve this Agreement and the transactions contemplated hereby. As promptly as possible after clearance by the SEC of the Proxy Statement, the Company will cause the Proxy Statement to be mailed to its shareholders.

SECTION 5.2.        Meeting of Shareholders of the Company. The Company shall promptly take all action necessary in accordance with applicable law, the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws of the Company to convene the Company Shareholders’ Meeting as soon as practicable after the date hereof. The shareholder vote or consent required for approval of the Merger will be no greater than that set forth in the CGCL. The Company shall use commercially reasonable efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent and Merger Sub, advisable to secure any vote or consent of shareholders required by the CGCL to effect the Merger.

SECTION 5.3.        Additional Agreements. The Company, Merger Sub and Parent will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

SECTION 5.4.        Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company, of any representation or warranty made by it contained in this

Agreement becoming untrue or inaccurate or any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that, (A) in the case of the Company, the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied or (B) in the case of Parent or Merger Sub, the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, upon the request of Parent, the Company shall, as soon as practicable after receiving such request, give written notice to Parent setting forth all resignations by, or terminations of, any “Colleague” employed by the Company or any if its Subsidiaries, including any executive officer or other senior employee of the Company or any of its Subsidiaries, to the extent occurring during the period since the last such request was received from Parent and indicating such employee’s position and location of employment.

SECTION 5.5.        Access to Information.

(a)           From the date hereof to the Effective Time, the Company shall and shall cause its Subsidiaries and their respective directors, officers, directors, employees, auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants financial advisors, representatives and agents of Parent and Merger Sub and the anticipated sources of the Financing (the “Financing Sources”), reasonable access at all reasonable times to its directors, officers, employees, representatives, agents, properties, offices and other facilities and to all reasonably required information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall make available or furnish to Parent and Merger Sub and the Financing Sources all reasonably required financial, operating and other data and information Parent and Merger Sub and the Financing Sources through their directors, officers, employees, consultants or agents. No information received pursuant to this Section 5.5 shall affect or be deemed to modify or update any of the representations and warranties of the Company and its Subsidiaries contained in this Agreement.

(b)           The Company and its Subsidiaries shall use their respective commercially reasonable efforts to cooperate with Parent regarding the planning and implementation of Parent’s integration and rationalization program to be implemented commencing at Closing.

(c)           Each of Parent and Merger Sub agrees that it shall, and shall direct its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents (the “Merger Sub Representatives”), to hold in strict confidence all data and information obtained by them from the Company in accordance with the Confidentiality Agreement which shall survive the execution an delivery of this Agreement, and any termination hereof pursuant to Section 7.1 hereof.

SECTION 5.6.        Public Announcements. Parent, Merger Sub and the Company shall not issue any press release or otherwise make any public statements or announcements with respect to the Merger and the other transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that each party may make such statements as may be required by applicable law or stock exchange or NASDAQ rules, in which case, the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent practicable under the circumstances. For the avoidance of doubt, each of the parties hereby acknowledges and agrees that customary communications by Parent and Merger Sub with Employees of the Company and its Subsidiaries for purposes of transition planning, retention and similar purposes shall not be considered public statements or announcements within the meaning of this Section 5.6 and shall not require the prior written consent of the Company.

SECTION 5.7.        Approval and Consents; Cooperation.

(a)           Each of the Company, Parent and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (a) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits, Tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (including, but not limited to, those approvals, consents, orders, registrations, declarations and filings set forth in Section 3.5(b) of the Company Disclosure Schedule (collectively, the “Required Approvals”), (b) taking all reasonable steps as may be necessary to obtain all such Required Approvals and (c) obtaining estoppel certificates with respect to each Leased Real Property. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub agree to make all necessary filings in connection with the Required Approvals as promptly as practicable after the date of this Agreement, and to use its commercially reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals, and shall otherwise cooperate with any applicable Governmental Entity or third party in order to obtain any Required Approvals in as expeditious a manner as possible. Each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to resolve such objections, if any, as any Governmental Entity may threaten or assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Approvals. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, in no event shall Parent be required to, or the Company be permitted to, agree to any divestiture of any businesses, assets or product lines of the Company or Parent or any of their respective Subsidiaries in order to enable any approval under any Regulatory Laws that is necessary to consummate the Merger or any other transaction contemplated by this Agreement to the extent that such divestiture would reasonably be expected to result in a Material Adverse Effect on the Company or any Effect that is or would reasonably be expected to result in a material adverse effect on or change in the financial condition, properties, business, results of operations, or net assets of Parent and all of its

Subsidiaries, taken as a whole, in each case, on a stand-alone basis without giving effect to the Merger. The Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, affiliates, directors, officers and shareholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement or any other statement, filing, Tax ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

(b)           In furtherance and not in limitation of the provisions of Section 5.7(a) hereof, each of the Company, Parent and Merger Sub shall take all action reasonably necessary to obtain the approval of the Merger and the other transactions contemplated by this Agreement under the HSR Act and any other applicable laws governing competition. As soon as practicable after the date hereof, but in any event within ten (10) business days thereafter, the Company, Parent and Merger Sub shall file Notification and Report Forms with the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) with respect to the Merger and the other transactions contemplated hereby. Each of the parties shall use its commercially reasonable efforts to cooperate with the other parties hereto in connection with such filing, and each such party shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information in connection therewith.

SECTION 5.8.        Further Assurances. In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or the transactions contemplated by this Agreement, the proper officers of the Company, Parent and the Surviving Corporation shall take any such reasonably necessary action.

SECTION 5.9.        Director and Officer Indemnification and Insurance.

(a)           Subject to the limitations on indemnification contained in the CGCL and the Amended and Restated Articles of Incorporation of the Company, following the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, each current and former director, officer, employee and agent of the Company and its Subsidiaries, including, without limitation, directors, officers, employees and agents serving as such on the date hereof (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation, to the extent permitted by law, liabilities arising under the Exchange Act in connection with the Merger, and in the event of any such claim, action, suit, proceeding or investigation, (i) Parent shall cause the Surviving Corporation to pay the reasonable fees and expenses of counsel selected by the Surviving Corporation, and reasonably satisfactory to the Indemnified Parties, promptly as statements therefor are received and (ii) Parent shall cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and, further provided, that neither Parent nor the Surviving Corporation shall be obliged pursuant to this

Section 5.9 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action; and, further provided, that neither Parent nor the Surviving Corporation nor any of its Subsidiaries shall be required to indemnify any Indemnified Party that is determined to have engaged in fraud or intentional misconduct to the extent that, as a result thereof, the Indemnified Party has failed to meet the required standard of conduct for purposes of receiving indemnification under applicable law.

(b)           For a period of not less than six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain or obtain officers’ and directors’ liability insurance covering the Indemnified Parties who are currently covered by the Company’s officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the covered persons; provided further, that in no event shall Parent and the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance to maintain or procure insurance coverage pursuant hereto, in which case Parent and the Surviving Corporation shall provide the maximum coverage that is then available for 150% of such annual premiums. To the extent that the Company can obtain for an aggregate premium of $500,000 or less a six-year “tail” prepaid policy on terms and conditions, in the aggregate, no less advantageous to the Indemnified Parties, or any other Person entitled to the benefit of Section 5.9(a) and Section 5.9(b) of this Agreement, as applicable, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the transactions contemplated hereby, then Parent and the Surviving Corporation shall satisfy their obligations under the preceding sentence of this Section 5.9(b) by the Company purchasing such “tail” prepaid policy. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time (with the consent of Parent), Parent shall cause the Surviving Corporation after the Effective Time to maintain such policy in full force and effect, for its full term, and to continue to honor its respective obligations thereunder. The Surviving Corporation shall continue in effect the indemnification provisions currently provided by the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws of the Company for a period of not less than six years following the Effective Time. This Section 5.9 shall survive the consummation of the Merger. Notwithstanding Section 8.7, this Section 5.9 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties, and their respective heirs and personal representatives, shall be entitled to enforce the covenants contained herein. The rights set forth in this Section 5.9 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnified Parties may have by contract or otherwise.

(c)           If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of their properties or assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume and honor the obligations set forth in this Section 5.9.

SECTION 5.10.      Continuation of Employee Benefits.

(a)           From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company and any current or former officer, director, Employee or consultant of the Company or group of such officers, directors, Employees or consultants described on Section 5.10 of the Company Disclosure Schedule. Following the Effective Time, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, and the approval of any insurance carrier, third-party provider or the like with commercially reasonable efforts of Parent, each Person party to any such agreement shall receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation, and employee benefit plan purposes with the Company prior to the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any such assumed employee. Nothing in this Section 5.10 or this Agreement shall alter the at-will nature of the employment of each Employee of the Company and its Subsidiaries, or shall otherwise obligate Parent or the Surviving Corporation to employ or otherwise retain any Employee for a certain length of time. Nothing in this Section 5.10 or this Agreement creates, or is intended to create, any employment agreement or contract, whether express or implied.

(b)           After the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, make payments to the Participants (as defined below) under the RemedyTemp, Inc. 2006 Corporate Incentive Compensation Plan, a copy of which is included in Section 5.10(b) of the Company Disclosure Schedule (the “2006 Bonus Plan”), in accordance with the terms of the 2006 Bonus Plan, as modified by this Section 5.10(b). Each Participant that is either (i) employed by Parent, the Company or one of its Subsidiaries as of the end of the Company’s 2006 fiscal year or (ii) terminated by Parent, the Surviving Corporation or one of its Subsidiaries for other than for Cause (as defined below) prior to the end of the Company’s 2006 fiscal year, shall be entitled to receive a prorated portion of the annual bonus payment such Participant would be entitled to receive under the 2006 Bonus Plan, as calculated in accordance with Section 5.10(b) of the Company Disclosure Schedule, payable at the time specified herein. For purposes of determining the prorated bonus payment to which each Participant is entitled, the aggregate bonus amount payable to such Participant, as calculated in accordance with Section 5.10(b) of the Company Disclosure Schedule, shall be multiplied by a fraction, the denominator of which is equal to the total number of days in the Company’s 2006 fiscal year and the numerator of which is equal to the total number of days of the Company’s 2006 fiscal year that have elapsed as of the Effective Time. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, make the payment required pursuant to this Section 5.10(b) to each Participant entitled to receive such a payment: (i) in the event the Participant continues to be employed by Parent, the Surviving Corporation or one of its Subsidiaries as of the end of the Company’s 2006 fiscal year, on the first payroll date occurring after the end of the Company’s 2006 fiscal year; and (ii) in the event the Participant is terminated by Parent, the Surviving Corporation or any of its Subsidiaries without Cause, as soon as reasonably practicable after the Participant’s date of termination, but in any event within ten (10) business days thereafter. The Company acknowledges and agrees that the maximum amount payable under the 2006 Bonus Plan for the entire 2006 fiscal year, assuming full achievement of all performance metrics thereunder, shall be $3.6 million and in no event shall the obligations of the Parent and the Surviving Corporation under this Section 5.10(b) exceed such amount. Each of the parties hereto hereby acknowledges and agrees that the 2006 Bonus Plan shall be terminated as of the Effective Time, except to the extent expressly provided for under this Section 5.10(b), and no further bonuses shall accrue thereunder. As used in this Section 5.10(b), the following terms shall have the following meanings: (i) “Participant” shall mean each of the 137 Employees of the Company who are currently participating in the 2006 Bonus Plan; and (ii) “Cause” shall mean the occurrence of any of the following: (A) the Employee is convicted of, or pleads guilty or nolo contendere to, a felony (other than traffic related offenses or as a result of vicarious liability); or (B) the Employee engages in acts of fraud, material dishonesty or other acts of willful misconduct in the course of his duties; or (C) the Employee willfully and repeatedly fails to perform or uphold his material fiduciary and other duties to the Surviving Corporation after having received notice from the Surviving Corporation of a perceived breach of the duty in question; or (D) the Employee engages in willful misconduct that is significantly injurious to the Surviving Corporation; provided, however, that for purposes of the foregoing clauses of this sentence no act, or failure to act, on the Employee’s part shall be considered “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interest of the Surviving Corporation. Notwithstanding Section 8.7, this Section 5.10(b) is intended to be for the benefit of and to grant third-party rights to Participants whether or not parties to this Agreement, and each of the Participants, and their respective heirs and personal representatives, shall be entitled to enforce the covenants contained herein.

SECTION 5.11.      Financing.

(a)           Parent and Merger Sub shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Financing consistent with the terms specified and described in the Commitment Letter delivered to the Company by Parent and otherwise on terms reasonably acceptable to Parent, including using commercially reasonable efforts to (i) maintain in effect the Commitment Letter, (ii) satisfy on a timely basis all conditions applicable to Parent to obtaining the Financing set forth therein, (iii) enter into definitive agreements with respect thereto on or before the Closing Date on the terms and conditions contemplated by the Commitment Letter or on such other terms as Parent reasonably determines, in good faith, are substantially comparable or more favorable to Parent and (iv) consummate the Financing at or prior to Closing. Between the date of this Agreement and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), take any action or intentionally omit to take any action that would, or would be reasonably likely to, result in any of the conditions to the Financing (or alternative financing pursuant to this Section 5.11) not being satisfied. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms Parent determines reasonably acceptable to Parent as promptly as practicable following the occurrence of such event. At the Company’s request, Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Financing and shall give the Company prompt notice of any material adverse change with respect to the Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) business days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason or (ii) any financing source that is a party to any Commitment Letter notifies Parent that such source no longer intends to either provide or underwrite financing to Parent on the material terms set forth therein. To the extent any solvency opinion or officer’s certificate regarding solvency is delivered to either of the Co-Agents (as defined in the Commitment Letter) under the Commitment Letter or other lenders pursuant to an alternate debt financing arrangement, then Parent shall provide a copy of such solvency opinion or officer’s certificate to the Company and the Company Board.

(b)           The Company agrees to provide, and will cause its Subsidiaries and its and their respective directors, officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of Financing to be consummated prior to or contemporaneously with the Effective Time in respect of the transactions contemplated by this Agreement, including participation in meetings and due diligence sessions, the provision of Company-specific information necessary for the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, audited and unaudited financial statements, comfort letters of accountants and legal opinions as may be reasonably requested by Parent or Merger Sub, and taking such other actions as are reasonably required to be taken by the Company in the Commitment Letter; provided, that the Company and its Subsidiaries shall not be obligated to incur any indebtedness under any such agreement or instruments until the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.

SECTION 5.12.      Employee Stock Purchase Plan. The Company shall cause the Administrator (as defined in the Amended and Restated RemedyTemp, Inc. 1996 Employee Stock Purchase Plan (the “ESPP”), effective as of September 26, 2005) to promptly take all action necessary in accordance with the ESPP to accelerate the Exercise Date (as defined in the ESPP) with respect to all outstanding Options (as defined in the ESPP) such that all such Options will be exercisable immediately prior to the Effective Time. The Company shall take all actions necessary pursuant to the terms of the ESPP in order to (i) ensure that no offering periods under the ESPP commence after the date hereof, (ii) permit participants in the ESPP to exercise, effective as of immediately prior to the Effective Time, any purchase rights existing immediately prior to the Effective Time under the ESPP to acquire shares of Company Common Stock at the purchase price set forth in the ESPP and (iii) refund to participants in the ESPP the funds that remain in the participants’ accounts after such purchase. At the Effective Time the Company shall terminate the ESPP.

SECTION 5.13.      Takeover Statutes. If any Takeover Statute enacted under state or federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of the Company, Parent and Merger Sub and the Board of

Directors of each of the Company, Parent and Merger Sub shall grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

SECTION 5.14.      Disposition of Litigation. In connection with any litigation which may be brought against the Company or its directors or officers relating to the transactions contemplated hereby, the Company shall keep Parent and Merger Sub, and any counsel which Parent and Merger Sub may retain at their own expense, informed of the status of such litigation and will provide Parent’s and Merger Sub’s counsel the right to participate in the defense of such litigation to the extent Parent and Merger Sub are not otherwise a party thereto, and the Company shall not enter into any settlement or compromise of any such litigation without Parent’s and Merger Sub’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

SECTION 5.15.      Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ and to terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

ARTICLE VI

CONDITIONS OF MERGER

SECTION 6.1.        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the following conditions:

(a)           Shareholder Approval. The Merger and this Agreement shall have received the Company Shareholder Approval.

(b)           HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)           No Challenge. No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining or prohibiting the consummation of the Merger.

SECTION 6.2.        Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

(a)           Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the Company shall have received a certificate of an executive officer of Merger Sub and Parent to that effect.

(b)           Representations and Warranties of Parent and Merger Sub. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any “materiality” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby. The Company shall have received a certificate of an executive officer of Merger Sub and Parent as to the satisfaction of this Section 6.2(b).

SECTION 6.3.        Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Parent and Merger Sub:

(a)           Performance of Obligations of the Company and its Subsidiaries. The Company and its Subsidiaries shall have performed in all material respects their respective agreements contained in this Agreement required to be performed on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company to that effect.

(b)           Representations and Warranties of the Company and its Subsidiaries. The representations and warranties of the Company contained in the second sentence of Section 3.2 (Capitalization) shall be true and correct in all respects as of the date of this Agreement; provided, however, that this condition shall be deemed satisfied to the extent that, after giving effect to any failure of such representation to be true and correct, (i) the aggregate Merger Consideration that would be payable pursuant to Section 1.6(a) hereof in respect of all shares of Company Common Stock actually issued and outstanding as of the date hereof plus (ii) the aggregate consideration payable pursuant to Section 1.8(a) in respect of all Options actually issued and outstanding as of the date hereof would not exceed, the Aggregate Consideration Amount by $680,000. The representations and warranties of the Company contained in this Agreement (other than those listed in the previous sentence) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company as to the satisfaction of this Section 6.3(b).

(c)           Suits, Actions and Proceedings. There shall not exist any pending action, suit, investigation or proceeding brought by any Governmental Entity that could reasonably be expected to enjoin, restrain or prohibit (or that enjoins, restrains or prohibits) the Merger or the other transactions contemplated hereby, or that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           Financing. Parent and Merger Sub shall have received the proceeds of the Financing on substantially the terms and conditions contemplated by the Commitment Letters or otherwise received the proceeds of other financing on such terms and conditions as Parent reasonably determines, in good faith, are substantially comparable or more favorable to Parent.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1.        Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a)           by mutual written consent of the Boards of Directors of Parent, Merger Sub and the Company; or

(b)           by any party hereto, if the Effective Time shall not have occurred on or before the six-month anniversary of the date of this Agreement (the “Termination Date”), provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been the principal cause of or resulted in the failure of the Merger to have become effective on or before such date; or

(c)           by any party hereto, if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction shall have become final and non-appealable; or

(d)           by the Company, if either Parent or Merger Sub shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform

(i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the Termination Date, provided that the Company shall have given Parent and Merger Sub written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; or

(e)           by Parent and Merger Sub, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the Termination Date, provided that Parent and Merger Sub shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent and Merger Sub’s intention to terminate the Agreement pursuant to this Section 7.1(e) and the basis for such termination; or

(f)            by Parent and Merger Sub or the Company, if, at the Company Shareholders’ Meeting (including any adjournment, continuation or postponement thereof), the Company Shareholder Approval shall not be obtained; except that the right to terminate this Agreement under this Section 7.1(f) shall not be available to the Company where the failure to obtain the Company Shareholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement; or

(g)           by Parent and Merger Sub, if the Company Board (or any committee thereof), shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, approved or recommended to the Company’s shareholders a Company Acquisition Proposal or resolved to do any of the foregoing; or

(h)           by the Company, if the Company Board concludes in good faith (after consultation with its legal and financial advisors) that a Company Acquisition Proposal constitutes a Company Superior Proposal; provided, however, that before the Company may terminate this Agreement pursuant to this Section 7.1(h), (i) the Company shall provide written notice to Parent of such determination by the Company Board, which notice shall set forth the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making the Company Acquisition Proposal, (ii) at the end of the two business day period following the delivery of such written notice the Company Board continues to determine in good faith that the Company Acquisition Proposal constitutes a Company Superior Proposal, (iii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Company Superior Proposal and (iv) the Company pays to Parent the amount specified in Section 7.3(i) and within the time period contemplated thereby.

SECTION 7.2.        Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Section 7.3, and Sections 8.2 through 8.15), without any liability on the part of any party or its directors, officers or shareholders, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such breaching party shall be fully liable for any and all liabilities, damages and expenses incurred or suffered by the other party (including related attorneys’ fees) as a result of such breach. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

SECTION 7.3.        Termination Fee Payable in Certain Circumstances. In the event that (i) the Company terminates this Agreement pursuant to Section 7.1(b) and, at the time of such termination, the Company has not held the Company Shareholders Meeting; (ii) the Company terminates this Agreement pursuant to Section 7.1(h), (iii) Parent and Merger Sub terminate this Agreement pursuant to Section 7.1(g) or (iv) (A) any Person shall have publicly made a Company Acquisition Proposal after the date hereof and thereafter this Agreement is terminated, prior to the withdrawal of such Company Acquisition Proposal, by any party pursuant to Section 7.1(f) and (B) within twelve (12) months after the termination of this Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to a Company Acquisition shall have been entered into (and such Company Acquisition shall subsequently be consummated), then the Company shall pay Parent a fee, in immediately available funds, in the amount of $5,600,000 at the time of such termination, in the case of a termination described in clause (i) above, within two business days after such termination in the case of a termination described in clause (ii) above, or upon the occurrence of the Company Acquisition, in the event of a termination described in clause (iii) above, and, in each case, the Company shall be fully released and discharged from any other liability or obligation resulting from or under this Agreement, except with respect to any willful and material breach of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1.        Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.8 and Section 5.9 shall survive the Effective Time indefinitely and those set forth in Sections 5.5(b), 7.3 and 8.3 shall survive termination indefinitely.

SECTION 8.2.        Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally or on the date of confirmation of receipt of transmission if sent by facsimile and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)           if to Parent or Merger Sub, to:

Koosharem Corporation

3820 State Street

Santa Barbara, California  93105

Attention:      D. Stephen Sorensen

Telephone:    (805) 882-2202 (not official notice)

Facsimile:       (805) 898-7111

With a copy, which shall not serve as a notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

P.O. Box 636

Wilmington, Delaware  19899-0636

Attention:      Robert B. Pincus, Esq.

Telephone:    (302) 651-3090

Facsimile:       (302) 651-3001

(b)           if to the Company, to:

RemedyTemp, Inc.

101 Enterprise

Aliso Viejo, California  92656

Attention:      Greg Palmer

Telephone:    (949) 425-7654 (not official notice)

Facsimile:       (949) 425-7800

With a copy, which shall not serve as a notice, to:

O’Melveny & Myers LLP

Suite 1700

610 Newport Center Drive

Newport Beach, California  92660

Attention:      David A. Krinsky, Esq.

Steve L. Camahort, Esq.

Telephone:    (949) 760-9600

Facsimile:       (949) 823-6994

SECTION 8.3.        Expenses. Except as expressly set forth in Section 7.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

SECTION 8.4.        Definitions. For purposes of this Agreement, the term:

“1996 Stock Incentive Plan” shall have the meaning set forth in Section 3.2.

“2006 Bonus Plan” shall have the meaning set forth in Section 5.10(b).

“Acquiring Person” shall have the meaning set forth in Section 3.25.

“affiliate” shall have the meaning set forth in Section 1.7(e)(i).

“Affiliate Transaction” shall have the meaning set forth in Section 3.20.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Aggregate Consideration Amount” shall mean $168,985,385.91.

“California Merger Agreement” shall have the meaning set forth in Section 1.2.

“Cause” shall have the meaning set forth in Section 5.10(b).

“Certificates” shall have the meaning set forth in Section 1.7(b).

“CGCL” shall have the meaning set forth in the Recitals hereto.

“Class A Common Stock” shall have the meaning set forth in Section 1.6.

“Class B Common Stock” shall have the meaning set forth in Section 1.6.

“Cleanup” shall mean all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” shall have the meaning set forth in Section 1.9.

“Closing Date” shall have the meaning set forth in Section 1.9.

“Code” shall have the meaning set forth in Section 1.7(g).

“Commitment Letter” shall have the meaning set forth in Section 2.4.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company 2005 Form 10-K” shall have the meaning set forth in Section 3.6(c).

“Company Acquisition” shall mean, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company or any of its Subsidiaries in which the holders of the voting stock of the Company immediately prior to such transaction do not own 50% or more of the voting stock of the continuing or surviving entity or the parent company of such entity, immediately after such transaction; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, constituting a majority of the total consolidated assets of the Company and its Subsidiaries, taken as a whole, or accounting for a majority of the total consolidated revenues of the Company and its Subsidiaries, taken as a whole, in any one transaction or in a series of transactions; (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person involving more than 50% of the outstanding shares of Company Common Stock; or (iv) any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; provided, however, that all references to “50%” or “a majority” as used in this definition of the term “Company Acquisition” shall be deemed to mean 15% in the context of applying the non-solicitation covenants set forth in Section 4.2 hereof.

“Company Acquisition Proposal” shall mean any proposal regarding a Company Acquisition.

“Company Board” shall have the meaning set forth in the Recitals hereto.

“Company Common Stock” shall have the meaning set forth in Section 1.6.

“Company Disclosure Schedule” shall have the meaning set forth in Article III.

“Company Material Contracts” shall have the meaning set forth in Section 3.17(a).

“Company Preferred Stock” shall have the meaning set forth in Section 3.2.

“Company SEC Reports” shall have the meaning set forth in Section 3.6(a).

“Company Shareholder Approval” shall have the meaning set forth in Section 3.26.

“Company Shareholders’ Meeting” shall have the meaning set forth in Section 2.7.

“Company Superior Proposal” shall have the meaning set forth in Section 4.2(b).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated January 19, 2006, by and between the Company and Parent.

“control”, “controlled by” or “under common control with” shall have the meaning set forth in Section 1.7(e)(ii).

“Copyrights” shall have the meaning set forth in Section 3.16(e).

“Credit Agreement” shall mean the Amended and Restated Credit Agreement dated December 1, 2004, by and among the Company and its certain of its Subsidiaries, Bank of America, N.A. and the financial institutions named therein.

“Dissenting Shares” shall have the meaning set forth in Section 1.6(d).

“DOJ” shall have the meaning set forth in Section 5.7(b).

“Effect” shall have the meaning set forth in Section 3.1.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employee Plans” shall have the meaning set forth in Section 3.10.

“Employees” shall mean all individuals employed by the Company or its Subsidiaries and all temporary employees who are currently on assignment with the Company or its Subsidiaries or any Licensed Franchise.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” shall have the meaning set forth in Section 3.10.

“ERISA Affiliate” shall have the meaning set forth in Section 3.10.

“ESPP” shall have the meaning set forth in Section 5.12.

“Exchange Act” shall have the meaning set forth in Section 2.3(b).

“Exchange Agent” shall have the meaning set forth in Section 1.7(a).

“Exchange Fund” shall have the meaning set forth in Section 1.7(a).

“Financing” shall have the meaning set forth in Section 2.4.

“Financing Sources” shall have the meaning set forth in Section 5.5(a).

“Franchise” shall mean, collectively, the Traditional Franchises and the Licensed Franchises.

“Franchisees” shall mean all parties to Franchising Contracts other than the Company and any of its Subsidiaries, excluding guarantors of the Franchisee’s obligations unless expressly referenced.

“Franchising Contract” means any contract or agreement (including any and all written and material amendments thereto) (a) pursuant to which the Company or any of the Subsidiaries grants or has granted to any third party any right, license or franchise to operate or right to license, right to franchise, or right to subfranchise operation of, businesses using any of the assets or Intellectual Property Rights of the Company or any Subsidiary, (b) pursuant to which a Franchisee grants to any third party any right, license or franchise to operate, or right to license, right to franchise, or right to subfranchise operation of, businesses using any of the assets or Intellectual Property Rights of the Company or any Subsidiary, or (c) pursuant to which the Company or any of the Subsidiaries grants options, rights of first refusal, rights of first negotiation or other rights to obtain rights to operate businesses using any of the assets or Intellectual Property Rights of the Company or any Subsidiary.

“FTC” shall have the meaning set forth in Section 5.7(b).

“FTC Rule” shall have the meaning set forth in Section 3.8(c).

“GAAP” shall mean United States generally accepted principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Entity” shall have the meaning set forth in Section 2.7.

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5.

“HSR Act” shall have the meaning set forth in Section 2.3(b).

“Indemnified Parties” shall have the meaning set forth in Section 5.9(a).

“Insurance Policies” shall have the meaning set forth in Section 3.18.

“Intellectual Property Rights” shall have the meaning set forth in Section 3.16(e).

“IRS” shall have the meaning set forth in Section 3.13(j).

“knowledge”, when used with respect to the Company and its Subsidiaries, shall mean the actual knowledge, after due inquiry, of the Company’s executive officers set forth on Schedule 1.03 attached hereto.

“Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

“Licensed Franchise” shall mean any franchising arrangement to which the Company is a party and pursuant to which the Franchisee employs all management staff affiliated with the Franchisee’s office, but the Company employs all temporary personnel affiliated with the licensed office, funds payroll of the temporary associates, collects clients’ accounts and remits to the Licensed Franchise a percentage of the office’s gross profit.

“Lien” shall have the meaning set forth in Section 2.3(a).

“Material Adverse Effect” shall have the meaning set forth in Section 3.1.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.6(a).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Merger Sub Common Stock” shall have the meaning set forth in Section 1.6.

“Merger Sub Representatives” shall have the meaning set forth in Section 5.5(c).

“Non-Employee Director Plan” shall have the meaning set forth in Section 3.2.

“Non-Solicitation Agreement” shall have the meaning set forth in Section 3.19(k).

“Option Plans” shall have the meaning set forth in Section 1.8(a).

“Options” shall have the meaning set forth in Section 1.8(a).

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Disclosure Schedule” shall have the meaning set forth in Article II.

“Participant” shall have the meaning set forth in Section 5.10(b).

“Patents” shall have the meaning set forth in Section 3.16(e).

“Permits” shall have the meaning set forth in Section 3.12.

“Permitted Liens” shall mean: (i) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (ii) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s liens or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (iii) with respect to the Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the value or use of such property, the consummation of this Agreement or the operations of the Company and its Subsidiaries; (iv) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the value or use of such Leased Real Property; and (v) Liens securing indebtedness of the Company under the Credit Agreement, which will be retired in connection with the transactions contemplated hereby.

“Person” shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, special purpose vehicle, any unincorporated organization, any other entity, a “group” of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a Governmental Entity.

“Proxy Statement” shall have the meaning set forth in Section 2.7.

“Real Property” shall mean the Leased Real Property.

“Real Property Leases” shall mean the real property leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries is a party.

“Regulatory Laws” shall have the meaning set forth in Section 2.3(b).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Required Approvals” shall have the meaning set forth in Section 5.7(a).

“Restricted Stock” shall have the meaning set forth in Section 3.2.

“Rights” shall have the meaning set forth in Section 3.2.

“Rights Agent” shall mean American Stock Transfer & Trust Company or any replacement agent selected and appointed in accordance with Section 21 of the Rights Agreement.

“Rights Agreement” shall have the meaning set forth in Section 3.2.

“Sarbanes-Oxley” shall have the meaning set forth in Section 3.6(d).

“SEC” shall mean the United States Securities and Exchange Commission or any other Governmental Entity administering the Securities Act and the Exchange Act.

“Securities Act” shall have the meaning set forth in Section 2.3(b).

“Series A Preferred Stock” shall have the meaning set forth in Section 3.2.

“Software” shall have the meaning set forth in Section 3.16(e).

“Solvent” shall have the meaning set forth in Section 2.9.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the sole manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the managers or other Person or body responsible for the governance or management thereof or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) more than a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other person or body responsible for the governance or management thereof.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Statute” shall have the meaning set forth in Section 3.24.

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes; (ii) all interest, fines, penalties or additions attributable to or in respect of any items described in clause (i); and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Termination Date” shall have the meaning set forth in Section 7.1(b).

“Territorial Rights” shall have the meaning set forth in Section 3.8(f).

“Trademarks” shall have the meaning set forth in Section 3.16(e).

“Traditional Franchise” shall mean any franchising arrangement to which the Company is a party and pursuant to which the Franchisee pays all lease and working capital costs, funds payroll and collects clients’ accounts, employs all office management staff and all temporary personnel affiliated with the Franchisee’s office and pays royalties to the Company in exchange for training, the right to use Intellectual Property Rights, the Company’s business model, proprietary computer programs, as well as operational support.

“Treasury Regulations” shall mean the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

“UFOC” shall have the meaning set forth in Section 3.8(d).

“Voting Agreement” shall have the meaning set forth in the Recitals hereto.

“Voting Group” shall have the meaning set forth in the Recitals hereto.

“WARN Act” shall have the meaning set forth in Section 3.19(j).

SECTION 8.5.        Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.6.        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

SECTION 8.7.        Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Disclosure Schedules and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein (including Section 5.9 but expressly excluding Section 5.10), this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 8.8.        Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all or any of its rights hereunder to any affiliate of Merger Sub provided that no such assignment shall relieve the assigning party of its obligations hereunder.

SECTION 8.9.        Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, except to the extent specifically relating to the Merger, in which case the law of the State of California shall apply. Each party hereby agrees and consents to be subject to the jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 8.2. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.10.      Amendment. This Agreement may be amended by the parties hereto by action taken by Merger Sub, Parent, and by action taken by or on behalf of the Company Board at any time before the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.11.      Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

SECTION 8.12.      Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 8.13.      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

SECTION 8.14.      Interpretation.

(a)           The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby, and there is a dispute with respect to the construction or interpretation of such agreement, the dispute resolution procedure provided for in such agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

(b)           The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c)           No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

SECTION 8.15.      Disclosure Generally. All of the Company Disclosure Schedule and Parent Disclosure Schedule are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to refer to this entire Agreement, including all sections of the Company Disclosure Schedule and Parent Disclosure Schedule; provided, however, that information furnished in any particular section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be included in another section of the Company Disclosure Schedule or Parent Disclosure Schedule, respectively, only to the extent a matter in such section of the Company Disclosure Schedule or Parent Disclosure Schedule is disclosed in such a way as to make its relevance to the information called for by such other section of this Agreement reasonably apparent on its face.

SECTION 8.16.      Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to seek equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Company, Merger Sub and Parent has caused this Agreement to be duly executed and delivered by its respective duly authorized officer, all as of the date first above written.

KOOSHAREM CORPORATION

By:	/s/ D. Stephen Sorensen
Name: D. Stephen Sorensen
Title: President & Chief Executive Officer

RT ACQUISITION CORP.

By:	/s/ D. Stephen Sorensen
Name: D. Stephen Sorensen
Title: President and Chief Executive Officer

REMEDYTEMP, INC.

By:	/s/ Greg D. Palmer
Name: Greg D. Palmer
Title: President & Chief Executive Officer